As filed with the Securities and Exchange Commission on May 17, 2007

Registration Statement No. 333-129705

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-129705

GLOBAL IMAGING SYSTEMS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	59-3247752
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3820 NORTHDALE BLVD., SUITE 200A

TAMPA, FL 33624

(813) 960-5508

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

2004 Omnibus Long-Term Incentive Plan

(Full Title of the Plan)

Lawrence Paine

Senior Vice President, Secretary and General Counsel

Global Imaging Systems, Inc.

3820 Northdale Blvd., Suite 200A

Tampa, FL 33624

(813) 960-5508

(Name, address, including zip code, and telephone number, including area code, of agent for service)

TERMINATION OF REGISTRATION

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (Registration No. 333-129705) of Global Imaging Systems, Inc. (the “Company”) filed with the Securities and Exchange Commission on November 15, 2005 (the “Registration Statement”).

On April 1, 2007, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Xerox Corporation, a New York corporation (“Xerox”), and RG Acquisition I Corp., a Delaware corporation and a wholly-owned subsidiary of Xerox (the “Purchaser”).

Pursuant to the Merger Agreement, and upon the terms and subject to the conditions thereof, the Purchaser commenced a tender offer (the “Offer”) to acquire all the outstanding shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), at a price of $29.00 per share, net to the selling stockholders in cash, without interest. The Offer commenced on April 4, 2007 and expired on May 8, 2007.

On May 11, 2007, the merger of the Purchaser with and into the Company became effective as a result of the filing of a Certificate of Merger with the Secretary of State of the State of Delaware. Pursuant to the Merger Agreement, each issued and outstanding share of the Company’s Common Stock (other than (i) shares owned by the Company, Xerox or the Purchaser, which were cancelled and retired and cease to exist, and (ii) shares owned by the Company’s stockholders who perfect their appraisal rights under the Delaware General Corporation Law) was converted into the right to receive $29.00 in cash without interest and less any applicable withholding taxes.

Pursuant to the Merger Agreement, the offering pursuant to the Registration Statement has been terminated. In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Company which remain unsold at the termination of the offering contemplated thereby, the Company hereby removes from registration all shares of the Common Stock registered but not sold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on this 17th day of May 2007.

GLOBAL IMAGING SYSTEMS, INC. (as surviving

corporation of its merger with RG Acquisition I Corp.)

By:  /s/  Thomas S. Johnson

Thomas S. Johnson

Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

NAME	TITLE	DATE

/s/ Thomas S. Johnson Thomas S. Johnson	Chief Executive Officer (Principal Executive Officer)	May 17, 2007

/s/ Raymond Schilling Raymond Schilling	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 17, 2007

/s/ James A. Firestone James A. Firestone	Sole Director	May 17, 2007